Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8
(Form Type)

Vascular Biogenics Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Equity	2014 Employee Share Ownership and Option Plan Ordinary Shares, NIS 0.01 each	457(h)	2,786,919(2)	$1.60(3)	$4,459,070.40	0.0000927	$413.36
Equity	2014 Employee Share Ownership and Option Plan Ordinary Shares, NIS 0.01 each	457(h)	1,698,333(4)	$2.22(5)	$3,770,299.26	0.0000927	$349.51
Equity	Inducement Plan (2022) Ordinary Shares, NIS 0.01 each	457(h)	1,625,000(6)	$1.60(3)	$2,600,000	0.0000927	$241.02
Equity	Inducement Plan (2022) Ordinary Shares, NIS 0.01 each	457(h)	375,000(7)	$1.52(8)	$570,000	0.0000927	$52.84
Total Offering Amounts					$11,399,369.66		$1,056.73
Total Fees Previously Paid							⸺
Total Fee Offsets							⸺
Net Fee Due							$1,056.73

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional ordinary shares that become issuable under the 2014 Employee Share Ownership and Option Plan (the “2014 Plan”) or the Inducement Plan (2022) (the “Inducement Plan”) by reason of any share dividend, share split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of our outstanding ordinary shares.
(2)	Represents 2,786,919 additional ordinary shares available for issuance under the 2014 Plan in accordance with its terms.
(3)	Based on the average of the high and low sale prices of the registrant’s ordinary shares, as quoted on the Nasdaq Global Market, on May 24, 2022.
(4)	Consists of 1,698,333 ordinary shares that may become issuable under outstanding options under the 2014 Plan.
(5)	Based on the weighted-average exercise price (rounded to the nearest cent) of the outstanding awards granted under the 2014 Plan.
(6)	Represents 1,625,000 ordinary shares that may become issuable under the Inducement Plan pursuant to its terms.
(7)	Consists of 375,000 ordinary shares that may become issuable under outstanding options under the Inducement Plan.
(8)	Based on the weighted-average exercise price (rounded to the nearest cent) of the outstanding awards granted under the Inducement Plan.